As filed with the Securities and Exchange Commission on November 20, 2000.

                                                           Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                                  BLUEFLY, INC.

             (Exact name of registrant as specified in its charter)

            New York                                   13-3612110
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)
                               42 West 39th Street
                            New York, New York 10018
                                 (212) 944-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------

                                E. Kenneth Seiff
                      President and Chief Executive Officer

                                  Bluefly, Inc.
                               42 West 39th Street
                            New York, New York 10018
                                 (212) 944-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   Copies to:
                            RICHARD A. GOLDBERG, ESQ.
                      Swidler Berlin Shereff Friedman, LLP
                              The Chrysler Building
                              405 Lexington Avenue

                            New York, New York 10174
                                 (212) 973-0111

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
           THE PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                     ---------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
    Title of Shares to           Amount to be              Proposed Maximum             Proposed Maximum               Amount of
      be Registered               Registered           Offering Price Per Share     Aggregate Offering Price        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock, par          8,547,009 shares                 $2.34                      $20,000,000                   $5,280
  value $0.01 per share
====================================================================================================================================

                    -----------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

         Quantum Industrial Partners LDC and SFM Domestic Investments LLC, affiliates of Soros Private Equity Partners LLC, have agreed, subject to certain conditions, to invest up to an additional $15,000,000 in our equity securities. As more fully described in this Prospectus, the investment will be made through the purchase of $5,000,000 of subordinated convertible notes, which are convertible into shares of Series B Convertible Preferred Stock and, as a standby purchaser in this offering, of up to an aggregate of $10,000,000 of common stock. The issuance of the Series B Convertible Preferred Stock upon conversion of the notes is subject to shareholder approval. This offering is therefore also subject to, and will not commence until, such shareholder approval is received. We are currently a New York corporation. Our shareholders will also be voting upon our reincorporation in Delaware, by merging into a newly formed Delaware corporation, which will retain the name Bluefly, Inc. This offering will be made by the surviving corporation in the merger.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not solicitating an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, dated November 20, 2000

Preliminary Prospectus

                                  BLUEFLY, INC.

                                 RIGHTS OFFERING

             of 8,547,009 Shares of Common Stock at $2.34 per Share

         You will receive 1.735 subscription rights for each share of common stock that you owned on _________, 2000, the record date. Your subscription rights will be aggregated for all the shares that you owned on the record date and then rounded down to the nearest whole number, so you will not receive fractional rights. Each subscription right entitles you to purchase one share of common stock for a subscription price of $2.34 per share. If you fully exercise your rights and other shareholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis with other oversubscribing shareholders. This is your oversubscription privilege.

         Our common stock is traded in the NASDAQ SmallCap Market System under the symbol "BFLY" and on the Boston Stock Exchange under the symbol "BFL". On [___________], 2000, the last reported sale price for the common stock as reported by NASDAQ was $[____] per share.

         The rights are exercisable beginning on the date of this prospectus and continuing until ___________, 2001, at 5:00 p.m., New York City time. We have the option of extending the expiration date.

         The rights are transferrable and it is anticipated that they will be listed for trading on the NASDAQ SmallCap Market System.

         We will use all net cash proceeds from this offering for working capital and other general corporate purposes.

         Quantum Industrial Partners LDC and SFM Domestic Investments LLC, affiliates of Soros Private Equity Partners LLC, who will beneficially own an aggregate of 72.2% of our outstanding common stock upon commencement of this offering, have agreed, subject to certain conditions, to act as standby purchasers in this offering. The total dollar amount of shares of common stock to be purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC at $2.34 per share will be equal to the difference between $20,000,000 and the amount purchased by our shareholders pursuant to this offering, but in no event will Quantum Industrial Partners LDC and SFM Domestic Investments LLC purchase more than $10,000,000 in the aggregate.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMPANY AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                                          Subscription Price             Discount and Commissions              Our Proceeds
                                          ------------------             ------------------------              ------------
Per Share Total.....................            $2.34                              None                            $2.34
Total...............................         $20,000,000                           None                         $20,000,000


                    Subscription Agent: D.F. King & Co., Inc.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is ____________.

                                                 TABLE OF CONTENTS

                                                                                                      Page
EXPLANATORY NOTE.......................................................................................iii

WHERE YOU CAN FIND MORE INFORMATION.....................................................................iv

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS.........................................................vi

PROSPECTUS SUMMARY.......................................................................................1

SUMMARY HISTORICAL FINANCIAL DATA.......................................................................10

RISK FACTORS............................................................................................11
         We Are Making A Substantial Investment In Our Business And May Need to Raise
           Additional Funds.............................................................................11
         Our Limited Operating History Makes Forecasting Our Revenues Difficult.........................11
         We Have a History of Losses and Expect that Losses will Continue in the Future.................12
         We Are Dependent on Indirect Supply Sources Which Increases Our Risk of Litigation.............12
         Brand Owners Could Establish Procedures to Limit Our Ability to Purchase Products
           Indirectly...................................................................................12
         Our Growth May Place a Significant Strain On Our Management And Administrative
           Resources and Cause Disruptions In Our Business..............................................12
         We Are Heavily Dependent on Third Party Relationships..........................................13
         We Are in Competition with Companies a lot Larger than Ourselves...............................13
         We Do Not Have Long Term Contracts With Our Vendors And Therefore The Availability
         Of Merchandise Is At Risk......................................................................14
         We Are New To The Industry And Need To Establish Brand Name Recognition........................14
         Due to Our Use Of the Internet and Web Servers As Presentation Vehicles, Our Success
           Depends On Continued Development And Maintenance Of These Technologies By
           Other Companies..............................................................................15
         There Can Be No Assurance That Our Technology Systems Will Be Able To Handle
           Increased Traffic............................................................................15
         We Operate In A Rapidly Changing, Highly Competitive Market and We May Not Have
           Adequate Resources to Compete Successfully...................................................16
         Our Business Will Suffer If Online Apparel Commerce Is Not Widely Accepted.....................17
         Unexpected Changes in Fashion Trends Can Affect Our Business...................................17
         We Will Be Subject To Cyclical Variations In The Apparel Market................................17
         We May Be Subject to Higher Return Rates.......................................................17
         Our Success Is Largely Dependent Upon Our Executive Personnel..................................17
         Our Success Is Dependent Upon Our Ability To Attract New Key Personnel.........................18

                                                  i



                  There Are Inherent Risks Involved in Expanding Our Operations..................................18
                  We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For
                  Infringing The Intellectual Property Rights Of Others..........................................18
                  We Cannot Guarantee The Protection of Our Intellectual Property................................18
                  Unauthorized Security Breaches To Our Service Could Harm Our Business..........................19
                  Our Business Could Be Harmed By Consumers' Concerns About The Security of
                    Transactions Over the Internet...............................................................19
                  We Face Legal Uncertainties Relating To the Internet In General and To Our Industry In
                    Particular And May Become Subject to Costly Government Regulation............................19
                  We Face Uncertainties Relating To Sales And Other Taxes........................................20
                  Standby Commitment By Principal Stockholders Is Conditional....................................20
                  The Price of Our Common Stock May Decline Before or after the Subscription Rights
                    Expire.......................................................................................20
                  Once You Exercise Your Subscription Rights, You May Not Revoke the Exercise....................21
                  The Subscription Price Is Not an Indication of Our Value.......................................21
                  Quantum Industrial Partners LDC and SFM Domestic Investments LLC Will Own a
                  Majority of Our Stock..........................................................................21
                  We Have a Large Amount of Shares Eligible For Future Sale......................................22
                  Certain Events Could Result In A Dilution Of Your Ownership Of Our Common Stock................22
                  Change of Control Covenant and Liquidation Preference of Series A Preferred Stock And
                    Series B Preferred Stock.....................................................................23
                  The Holders Of Our Common Stock May Be Adversely Affected By The Rights Of Holders
                    of Preferred Stock That May Be Issued In the Future..........................................23
                  There Is No Assurance That We Will Remain Listed On An Active Trading Market...................23

         THIS OFFERING...........................................................................................23

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................................................32

         RECENT DEVELOPMENTS.....................................................................................34

         USE OF PROCEEDS.........................................................................................36

         DETERMINATION OF SUBSCRIPTION PRICE.....................................................................36

         PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.........................................................37

         CAPITALIZATION..........................................................................................37

         PLAN OF DISTRIBUTION....................................................................................39

         LEGAL MATTERS...........................................................................................39


                                                           ii



         EXPERTS.................................................................................................40

         CONSENT OF INDEPENDENT ACCOUNTANTS......................................................................49

         CONSENT OF INDEPENDENT AUDITORS.........................................................................50

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the U.S. Securities Act of 1933 with respect to this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits relating thereto for further information with respect to us and this offering. Statements made in this prospectus as to any contract, agreement or other document are summaries of the material terms of such contracts, agreements or other documents and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

         We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, and in accordance with these requirements we file annual, quarterly and special reports and other information with the SEC. These filings are available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         The SEC allows us to "incorporate by reference" the information we file with it. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the SEC:

         o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000, as amended on May 15, 2000;

         o The Amendment to our Quarterly Report on Form 10-QSB/A amending our Quarterly Report on Form 10-QSB filed with the SEC on November 9, 1999, filed with the SEC on May 15, 2000;

         o Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed with the SEC on May 15, 2000;

         o Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed with the SEC on August 14, 2000;

         o Our Current Report on Form 8-K, concerning a non-binding letter of intent relating to a proposed investment in us by affiliates of Soros Private Equity Partners, filed with the SEC on October 17, 2000;

         o Our Current Report on Form 8-K, concerning a report of independent accountants, filed with the SEC on the same date as this Form S-3; and

         o Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, filed with the SEC on November 14, 2000.

         We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

         We will provide promptly without charge to you, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed as follows:

                                  Bluefly, Inc.
                               42 West 39th Street
                            New York, New York 10018
                            Telephone: (212) 944-8000
                          Attention: Investor Relations

         You should request any such information at least 5 days in advance of the date on which you expect to make your decision with respect to this offer. In any event, you must request such information prior to

--------------.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         This prospectus includes or incorporates by reference forward looking statements as they are defined in the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, including statements regarding our expected financial position and business and financing plans. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those anticipated in any forward looking statements. Many risks and uncertainties are inherent in our industry. Others are more specific to our operations. Many of the significant risks related to our business are described in this prospectus. These include, among other things:

         o Our business is capital intensive and we may need additional financing;

         o        Our limited operating history;

         o        Our history of losses;

         o Our dependence on indirect supply sources and third party relationships;

         o We operate in a rapidly changing, highly competitive market and may not have adequate resources to compete successfully;

         o We are new to the industry and need to establish general name recognition;

         o        Our competitors are much larger than we are;

         o Our business will suffer if online apparel commerce is not widely accepted;

         o        Unexpected changes in fashion trends can affect our business;

         o We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others; and

         o Our business could be harmed by consumer's concerns about the security of transactions over the Internet.

         We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward looking events discussed or incorporated by reference into this prospectus might not occur. For additional risks related to our business, see the section entitled "Risk Factors" on page __.

                               PROSPECTUS SUMMARY

         This summary highlights selected information from this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. Therefore, we urge you to read the entire prospectus carefully. We also encourage you to review the financial statements and other information provided in reports and other documents that we file with the SEC, as described under "Where You Can Find More Information" on the inside front cover of this prospectus.

                    QUESTIONS AND ANSWERS ABOUT THIS OFFERING

WHAT IS A RIGHT?

         Rights enable you to purchase additional shares of our common stock for $2.34 per share. On ___________, 2000, the last reported sales price for our common stock on the NASDAQ SmallCap Market System was $_________ per share.

         You will receive as of 5:00 p.m. on ____________, 1.735 rights for every share of common stock you own at the time. Each right entitles you to purchase one share of common stock for $2.34. Your subscription rights will be aggregated for all the shares that you owned on that date and then rounded down to the nearest whole number, so that you will not receive fractional rights. For example, if you owned 100 shares on __________, 2000, you have the right to purchase 173 shares of common stock for $2.34 per share.

WHY IS BLUEFLY OFFERING THE RIGHTS?

         Our largest shareholders, Quantum Industrial Partners LDC and SFM Domestic Investment LLC, have agreed, subject to certain conditions outlined in the Investment Agreement described under "Recent Developments" on page [___], to make a further investment in us. As part of that investment:

         o their $20,0000,000 in loans to us will be converted, at the rate of $2.34 per share, into shares of Series B Preferred Stock, which is convertible into shares of common stock, initially on a one-for-one basis;

         o the conversion price of their existing Class A Preferred Stock will be reduced to $2.34 per share; and

         o through their standby purchase commitment, they have committed to purchase up to $10,000,000 of the common stock offered in this offering.

         This investment is more fully described under "Recent Developments" on page [___]. After review by our management and an independent committee of the Board of Directors, we determined that it would be appropriate to offer you the right to purchase common stock at the same $2.34 per share price. We believe this is not only fair to you, but also an excellent way for us to raise additional equity capital.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

         You may purchase one newly-issued share of common stock for every right held by you, at the subscription price of $2.34 per share. This is your basic subscription privilege.

WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?

         If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription price of $2.34 per share that applies to your basic subscription privilege.

WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE?

         We will be able to satisfy your exercise of the oversubscription privilege only if our other shareholders receiving rights do not elect to purchase all of the shares offered under their basic subscription privilege. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro rata among our shareholders who exercised their oversubscription privilege.

WHAT IS THE ROLE OF THE STANDBY PURCHASERS IN THIS OFFERING?

         As standby purchasers, Quantum Industrial Partners LDC will purchase up to 4,138,034 shares of common stock and SFM Domestic Investments LLC will purchase up to 135,470 shares of common stock, at $2.34 per share, subject to certain conditions outlined in the Investment Agreement described under "Recent Developments" on page [___]. The total dollar amount of shares of common stock to be purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC at $2.34 per share will be equal to the difference between $20,000,000 and the amount purchased by our shareholders pursuant to this offering, but in no event will Quantum Industrial Partners LDC and SFM Domestic Investments LLC purchase more than $10,000,000 in the aggregate. Quantum Industrial Partners LDC will purchase 96.83% of such amount and SFM Domestic Investments LLC will purchase 3.17% of such amount. We refer to the commitment of Quantum Industrial Partners LDC and SFM Domestic Investments LLC to purchase shares of common stock as described in this paragraph as the Standby Commitment.

HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

         Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

HOW SOON MUST SHAREHOLDERS ACT?

         The rights expire on ___________, at 5:00 p.m., New York City time. The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we currently do not intend to do so.

MAY I SELL OR GIVE AWAY MY RIGHTS?

         Yes. The rights are transferable and it is anticipated that they will trade on the NASDAQ SmallCap Market System and may be purchased and sold through brokers in the same manner as our common stock until the close of business on the last trading day prior to the end of the subscription period, that trading day being _______, 2001, unless we extend the date. We cannot guarantee, however, that any market for the rights will develop or, if a market does develop, that the market will remain available throughout the period in which the subscription rights may be exercised.

AM I REQUIRED TO SUBSCRIBE IN THIS OFFERING?

         No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this offering.

WHAT WILL HAPPEN IF I DO NOT EXERCISE MY RIGHTS?

         If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership in us will decline following this offering.

MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS AFTER I SEND IN THE REQUIRED FORMS?

         No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of common stock at a price of $2.34 per share.

WILL MY MONEY BE RETURNED IF THIS OFFERING IS CANCELLED?

         We may cancel or terminate this offering at any time and for any reason prior to the expiration date. In the event that certain conditions required by the Standby Commitment are not satisfied and funds required to be purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC under the Standby Commitment are not made, we will terminate this offering. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

         If you hold your shares of our common stock through a broker, dealer or other nominee, for example, through a custodian bank, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for the share you wish to purchase. Therefore, you will need to have your record holder act for you.

         If you wish to participate in this offering and purchase shares, please promptly contact the record holder of your shares. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

         We are not charging any fee or sales commission to issue rights to you or to issue shares of common stock to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

HOW DO I EXERCISE MY RIGHTS? WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE SHARES?

         As a record holder of our common stock on ____________, 2000, you are receiving this prospectus, a subscription warrant evidencing your subscription rights and instructions on how to purchase shares. If you wish to participate in this offering, then before your rights expire, you must:

         o deliver the subscription price by wire transfer of immediately available funds, certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights; and

         o deliver a properly completed subscription warrant. The instructions also describe an alternate procedure called "Notice of Guarantee Delivery," which allows an extra 3 days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guaranty that your properly completed subscription warrant will be timely delivered.

TO WHOM SHOULD I SEND FORMS AND PAYMENTS?

         You should send your subscription documents and payment by mail or courier service to:

By Hand:                  By First Class Mail:         By Overnight Courier:
[_________________]       [__________________]         [________________]


         For instructions on how your subscription payment should be sent to [___________________], see "The Offering - Required Forms of Payment of Subscription Price" on page [____].

         Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Offering - Special Procedure under "Notice of Guaranteed Delivery" Form" on page [_____].

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

         If you have questions, need additional copies of offering documents or otherwise need assistance, please contact the information agent for this offering:

                           D.F. King & Co., Inc.
                           77 Water Street
                           New York, New York 10005

         To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information" on the inside front cover of this prospectus.

                                   OUR COMPANY

         We are a leading Internet retailer of designer apparel, fashion accessories and home products at outlet store prices. We sell over 350 brands of designer apparel and home accessories at 25% to 75% off of retail prices through our Web Site, Bluefly.com.

BUSINESS STRATEGY

         Our goal is to become the pre-eminent direct marketer of excess and end-of-season apparel, fashion accessories and home products by creating a superior marketplace for these products. We intend to do this by addressing what we believe are inherent deficiencies in the traditional market for off-price products, which limit its appeal to both customers and designers. We believe that the economic advantages provided by Internet retailing, including inventory management efficiencies resulting from centralized warehousing and distribution and the ability to more easily maintain an upscale atmosphere through the design of a single online storefront, provide a unique opportunity to address these deficiencies. Our goal is to utilize these economic advantages to create a new retail paradigm that combines the best practices of a number of successful retail and fashion companies, combining the service and selection found at high-end retailers such as Saks Fifth Avenue and Nordstroms with the savings found at off-price retailers such as T.J. Maxx and Ross, and the convenience of catalogs such as Lands' End and L.L. Bean.

         We do not believe that this could be accomplished without using the Internet as a platform. The direct marketing of excess and end-of-season apparel, fashion accessories and home products requires a cost-effective medium that can display a large number of products, many of which are in limited supply, and some of which are neither available in all sizes nor easily replenished. We believe print catalogs are not well suited to this task. The paper, printing, mailing and other production costs of a print catalog can be significant. To support these costs, a traditional cataloger typically requires products that are replenishable, available in a full range of sizes and in substantial quantities. Similarly, television is a costly medium that requires substantial quantities of products that are available in all sizes in order for it to be an economical medium. In addition, the number of items that can be displayed on television is limited, and television cannot permit viewers to search for products that interest them.

         The Internet, however, can be a far less expensive and, in many ways, more effective medium. By using the Internet as our platform, the number of items that we offer is not limited by the high costs of printing and mailing. With the Internet, we can automatically update product images as new products arrive and other items sellout. By integrating real-time databases containing information about both inventory and customers' preferences and sizes, we can create a personalized shopping environment and allow our customers to search for the products that specifically interest them. In addition, we are able to maintain an upscale environment through the design of a single online storefront.

         We believe we have created a customer experience that is fundamentally better than that offered by traditional off-price retailers. Similarly, we believe that our upscale atmosphere, fashion content and premium brand selection create a superior distribution channel for designers who wish to liquidate their end-of-season and excess merchandise without suffering the brand dilution inherent in traditional off-price channels.

MARKETING

         We have implemented an aggressive advertising and marketing campaign to increase awareness of our brand and acquire new customers. We are seeking to position ourselves as the world's first full service outlet store, combining the service and selection found at high-end retailers with savings typically available only at off-price stores or company-owned outlet stores. We seek to incorporate this branding effort into all aspects of our operations, including advertising, customer service, site experience, packaging and delivery. We acquire new customers through multiple channels, including traditional and online advertising, direct marketing and strategic online relationships. We have established strategic marketing alliances with many of the most visited Web Sites and portals, including AOL, Excite, MSN, Netcenter, Women.com and Yahoo!.

MERCHANDISING

         Our merchandising efforts are led by a team of 8 buyers who hail from such venerable retailers as Saks Fifth Avenue, Bergdorf Goodman and Henri Bendel. We buy merchandise directly from designers as well as from retailers and other third party, indirect resources. Currently, we offer products from more than 350 top, name brand designers, which we believe to be the widest selection of designers available from any online store. We have established direct supply relationships with over 200 such designers. We believe that we have been successful in opening up over 200 direct supply relationships, in part, because we have devoted substantial resources to establishing Bluefly.com as a high-end retail environment. In this regard, we are committed to displaying all of our merchandise in an attractive manner, offering superior customer service and gearing all aspects of our business towards creating a better channel for top designers to liquidate their excess inventory.

         For a number of reasons, we believe that our inventory risk can be lower than that of traditional retailers:

         o By centralizing our inventory, we believe that we will be able to optimize inventory turns because we will not be forced to anticipate sales by region or allocate merchandise between multiple locations.

         o Our Web Site captures a tremendous amount of customer data that we can use to optimize our purchase of inventory.

         o Unlike traditional brick-and-mortar retailers and catalogs, we can change the pricing of our products almost instantaneously and can price products based on supply and demand.

         o Unlike traditional brick-and-mortar retailers, which have a limited amount of shelf space, significant rent payments and attendant sales personnel costs, we hold inventory in a warehouse with a lower per square foot rental charge, lower personnel costs and more shelf space. These factors create lower inventory carrying costs.

                   STATE AND DATE OF INCORPORATION AND ADDRESS

         We were incorporated under the laws of the State of New York in 1991 as Pivot Corporation. Prior to commencement of this offering, we intend to reincorporate in Delaware through a merger which will be voted upon by our shareholders at the annual meeting scheduled for [January 15], 2001. In 1994, we changed our name to Pivot Rules, Inc., and, in October 1998, changed our name to Bluefly, Inc. Bluefly.com was publicly launched in September 1998. In June 1998, prior to the launch of Bluefly.com, we discontinued our Pivot Rules division, which marketed a collection of golf sportswear, in order to devote all of our energy and resources to building Bluefly.com. Our executive office is located at 42 West 39th Street, New York, New York 10018 and our telephone number is (212) 944-8000. Our Internet address is www.bluefly.com.

                      SUMMARY OF THE TERMS OF THIS OFFERING

         Further details concerning this part of the summary are set forth under "The Offering" beginning on page [___]. Only holders of record of common stock at the close of business on the record date stated below may exercise rights.

Securities Offered...............   We are offering up to 8,547,009 shares of
                                    common stock to be issued upon exercise of the rights.

Subscription Ratio; Basic
Subscription Privilege...........   1.735 rights for every share of common stock
                                    owned as of the record date. Each right
                                    entitles you to purchase one share of common stock for the subscription price. We are not issuing any fractional rights or fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole number. So, for example, if you were the record holder of 100 shares of common stock on the record date, you are receiving rights to subscribe to 173 shares instead of 173.5 shares.

                                    You may not purchase fractional shares. You may, however, subscribe for any whole number of shares by exercising less than all of your rights.

Subscription Price...............   $2.34 per share, payable in cash. All
                                    payments must be cleared on or before the expiration date.

Oversubscription Privilege.......   If you fully exercise your basic
                                    subscription privilege, you may also
                                    purchase additional shares of common stock that are not purchased by other shareholders. The same subscription price of $2.34 per share applies to this purchase. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

Record Date......................   [__________], 2000 at 5:00 p.m., New York
                                    City time. Only our shareholders of record as of the record date will receive rights to subscribe for new shares of common stock.

Expiration Date..................   The rights expire on ___________ at
                                    5:00 p.m., New York City time. Rights not exercised by the expiration date will be null and void. We have the option of extending the expiration date for any reason.

Use of Proceeds..................   We will use the net proceeds of this
                                    offering for working capital and other
                                    general corporate purposes.

Transferability of Rights........   The rights are transferable and it is
                                    anticipated that they will trade on the
                                    NASDAQ SmallCap Market System and may be purchased or sold through brokers in the same manner as our common stock until the close of business on the last trading day prior to the end of the subscription period, that trading day being ________, 2001, unless we extend the date. We cannot assure you, however, that any market for the rights will develop or, if a market does develop, that the market will remain available throughout the period in which the rights may be exercised.

No Board Recommendation..........   Our Board of Directors does not make any
                                    recommendation to shareholders regarding the exercise of rights in this offering.
                                    Shareholders who do exercise the right to purchase shares of common stock risk losing the new money invested. We cannot assure you that the subscription price will remain below any trading price for our common stock or that the trading price will not decline to below the subscription price during or after this offering. For more information regarding some of the risks inherent in this offering, please see "Risk Factors" beginning on page [____].

Standby Purchasers...............   Quantum Industrial Partners LDC and SFM
                                    Domestic Investments LLC, affiliates of
                                    Soros Private Equity Partners LLC, who will beneficially own an aggregate of 72.2% of our outstanding common stock upon commencement of this offering, have agreed, subject to certain conditions, to act as standby purchasers in this offering. The total dollar amount of shares of common stock to be purchased by Quantum Industrial
                                    Partners LDC and SFM Domestic Investments
                                    LLC will be equal to the difference between $20,000,000 and the amount purchased by our shareholders pursuant to this offering, but in no event will Quantum Industrial Partners
                                    LDC and SFM Domestic Investments LLC
                                    purchase more than $10,000,000 in the
                                    aggregate.

No Revocation....................   If you exercise any rights, you are not
                                    allowed to revoke or change your exercise or request a refund of monies paid.

Certain Federal Income Tax
Consequences.....................   For United States federal income tax
                                    purposes, we believe that a shareholder will not recognize taxable income upon the receipt or exercise of rights. See "Certain
                                    Federal Income Tax Consequences" beginning on page ___. Each shareholder should consult the holder's own tax adviser concerning the tax consequences of this offering under the holder's own tax situation. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax law, or any tax laws relating to special tax circumstances or particular types of taxpayers.

Extension, Withdrawal and
Amendment........................   We have the option of extending this
                                    offering and the subscription period,
                                    although we presently do not intend to do so. We also reserve the right to withdraw, terminate or amend this offering at any time for any reason. In the event that such conditions required by the Standby
                                    Commitment and outlined in the Investment
                                    Agreement described under "Recent
                                    Developments" on page [____] are not
                                    satisfied and funds required to be purchased by Quantum Industrial Partners LDC and SFM
                                    Domestic Investments LLC under the Standby
                                    Commitment are not made, we will terminate this offering. If this offering is withdrawn or terminated, or any submitted subscriptions no longer comply with the amended terms of this offering, we will return all refunds received from such subscriptions (without interest).

Procedure of Exercising Rights...   To exercise rights, you must complete the
                                    subscription warrant and deliver it to the subscription agent, [_______________], with full payment for all the rights you elect to exercise. [________________] must receive the proper forms and payments on or before the expiration date.

                                    You may deliver your subscription documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative "Notice of Guaranteed Delivery" procedure if you are unable to deliver the subscription warrant before the expiration date, subject to the requirements of this procedure described under "The Offering - Special Procedure" under "Notice of Guaranteed Delivery Form" on page [_____].

Shares of Common Stock Outstanding
Before the Rights Offering.......   4,924,906.

Shares of Common Stock Outstanding
Upon Completion of Rights Offering  Between 9,198,410 and 13,471,915, depending on the participation level of existing
                                    shareholders.



                                  RISK FACTORS

         See the section entitled "Risk Factors" immediately following this summary for a discussion of certain factors you should consider in connection with exercising your right to purchase our common stock.

                                            SUMMARY HISTORICAL FINANCIAL DATA
                                         All data in thousands except share data

                                                                                                        Nine Months Ended
                                                           Year Ended December 31,                        September 30,
                                                           -----------------------                        -------------
                                                    1999             1998             1997              2000           1999
                                                    ----             ----             ----              ----           ----
                                                                                                    (Unaudited)     (Unaudited)

Statement of Operations Data:
Net sales                                           $ 4,951          $  215        $        -       $   11,100     $   1,909
Cost of sales                                         3,766             266                 -            8,603         1,455
         Gross profit (Loss)                          1,185             (51)                -            2,497           454

Selling, marketing and fulfillment expenses          11,424           1,121                 -           14,310         6,267
General and administrative expenses                   3,460           1,166               819            3,765         2,038
Internet business start up costs                          -             332                 -                -             -
         Total operating expenses                    14,884           2,619               819          (18,075)       (8,305)

Loss from continuing operations                     (13,699)         (2,670)             (819)         (15,578)       (7,851)
         Net loss from continuing                   (13,257)         (2,478)             (469)         (15,749)       (7,568)
         operations

         Net loss                                   (13,194)         (3,656)             (381)         (15,749)       (7,505)

Basic and diluted (loss) income per share:           $(2.82)         $(1.32)            $(.18)          $(3.32)       $(1.61)
         Continuing Operations                        (2.83)           (.89)             (.22)           (3.32)        (1.62)
         Discontinued Operations                        .01            (.43)              .04                -           .01

Basic and diluted weighted average shares         4,802,249       2,770,869         2,149,315        4,924,906     4,763,074
outstanding available to common stockholders

                                                  As of December 31, 1999      As of September 30, 2000
                                                  -----------------------      ------------------------
                                                      (unaudited)                    (unaudited)
Balance Sheet Data:

Cash                                                    $ 7,934                       $  906
Inventories, net                                          7,020                        7,934
Other current assets                                      1,080                        1,785
Total current liabilities                                 6,523                        5,048
Notes Payable, net                                            -                       11,679
Redeemable Preferred Stock                               10,586                       10,886
Shareholders' equity (deficit)                              643                      (15,544)



                                  RISK FACTORS

         You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares in this offering. Our shares are subject to significant investment risks. Many factors, including the risks described below and other risks we have not recognized, could cause our operating results to differ from our expectations and plans.

THERE ARE RISKS RELATED TO OUR BUSINESS THAT COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS WHO EXERCISE THEIR RIGHTS.

WE ARE MAKING A SUBSTANTIAL INVESTMENT IN OUR BUSINESS AND MAY NEED TO RAISE ADDITIONAL FUNDS.

         Our business is capital intensive and we may need additional financing to effect our business plan. We anticipate, based on current plans and assumptions relating to our operations, that the proceeds from prior financings and this offering, inclusive of the Standby Commitment, together with existing resources and cash generated from operations, should be sufficient to satisfy our current cash requirements through the end of 2001. However, we intend to seek additional debt and/or equity financing in order to maximize the growth of our business. We are currently exploring a secured inventory line of credit. However, the environment for raising investment capital by companies in the Internet industry has been difficult and there can be no assurance that additional financing or other capital will be available to us upon acceptable terms, or at all. The inability to obtain additional financing, when needed, would have a material adverse effect on our business, financial condition and results of operations.

OUR LIMITED OPERATING HISTORY MAKES FORECASTING OUR REVENUES DIFFICULT.

         We launched Bluefly.com in September 1998. As a result of our limited operating history, it is difficult for us to forecast our revenues accurately. We base our current and future expense levels and operating plans on expected revenues, but in the short term a significant portion of our expenses are fixed. Accordingly, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net loss in a given quarter to be greater than expected and could also cause our operating results in some future quarter to fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock could decline significantly.

WE HAVE A HISTORY OF LOSSES AND EXPECT THAT LOSSES WILL CONTINUE IN THE FUTURE.

         As of September 30, 2000, we had an accumulated deficit of $32,980,000. We incurred net losses from continuing operations of $15,749,000 for the nine months ended September 30, 2000 and $13,257,000 and $2,478,000 for the years ended December 31, 1999 and 1998, respectively. We anticipate that losses will continue for the foreseeable future as we incur expenses related to the growth of our business and expend substantial amounts on the development of Bluefly.com and marketing and advertising to build recognition and market share for Bluefly.com.

WE ARE DEPENDENT ON INDIRECT SUPPLY SOURCES WHICH INCREASES OUR RISK OF LITIGATION.

         We purchase merchandise both directly from brand owners and indirectly from retailers and third party distributors. The purchase of merchandise from parties other than the brand owners increases the risk that we will mistakenly purchase and sell non-authentic or damaged goods. We have taken steps to ensure that we sell only authentic, high quality name brand products and to avoid selling any non-authentic or damaged goods. While we believe that our procedures are effective, the possibility for error exists and therefore we face potential liability under applicable laws, regulations, agreements and orders for the sale of non-authentic or damaged goods. Moreover, any claims by a brand owner, with or without merit, could be time consuming, result in costly litigation and generate bad publicity for us.

BRAND OWNERS COULD ESTABLISH PROCEDURES TO LIMIT OUR ABILITY TO PURCHASE PRODUCTS INDIRECTLY.

         Brand owners could establish procedures to limit or control our ability to purchase products indirectly. In addition, several brand owners in the U.S. have distinctive legal rights rendering them the only legal importer of their respective brands into the U.S. In the event that we acquire such product indirectly from distributors and other third parties who may not have complied with applicable customs laws and regulations, such goods could be subject to seizure from our inventory by U.S. customs, and the importer may have a civil action for damages against us.

OUR GROWTH MAY PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT AND ADMINISTRATIVE RESOURCES AND CAUSE DISRUPTIONS IN OUR BUSINESS.

         Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our management and administrative resources. Any failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations. We have grown from 12 employees in January 1999 to 88 employees in September 2000. To be successful, we must continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We will also need to train new employees and maintain close coordination among our executive, accounting, finance, marketing, merchandising, operations and technology functions. Moreover, our business is dependent upon our ability to expand our third party fulfillment operations, customer service operations, technology infrastructure, and inventory levels to accommodate increases in demand, particularly during the peak holiday selling season. Our planned expansion efforts in these areas could cause disruptions in our business. Any failure to expand our third party fulfillment operations, customer service operations, technology infrastructure and inventory levels at the pace needed to support customer demand could have a material adverse effect on our business, financial condition and results of operations.

WE ARE HEAVILY DEPENDENT ON THIRD PARTY RELATIONSHIPS.

         We are heavily dependent upon our relationships with our fulfillment operations provider and Web hosting provider, as well as delivery companies like UPS and the United States Postal Service to service our customers' needs. We began using a new fulfillment operations provider in August 2000 and have a limited operating history with it. The failure of our fulfillment operations provider, Web hosting provider or delivery companies to properly perform their services for us could have a material adverse effect on our business, prospects, financial condition and results of operations. Our business is also generally dependent upon our ability to obtain the services of other persons and entities necessary for the development and maintenance of our business. If we fail to obtain the services of any such person or entities upon which we are dependent on satisfactory terms, or we are unable to replace such relationship, it would have a material adverse impact on our business, prospects, financial condition and results of operations.

WE ARE IN COMPETITION WITH COMPANIES A LOT LARGER THAN OURSELVES.

         Electronic commerce generally and, in particular, the online retail apparel and fashion accessories market, is a new, dynamic, high growth market and is rapidly changing and intensely competitive. Our competition for online customers comes from a variety of sources including:

         o existing land based retailers such as The Gap, Nordstrom, Saks Fifth Avenue and Macy's, which are using the Internet to expand their channels of distribution;

         o less established companies such as Ashford, which are building their brands online;

         o        traditional direct marketers such as L.L. Bean, Lands' End, J.
                  Crew and Spiegel's;

         o        television direct marketers such as QVC; and

         o traditional off-price retail stores such as T.J. Maxx, Marshalls, Filene's Basement and Loehmanns, which may or may not use the Internet to grow their customer base.

         We expect our competition to intensify, and believe that the list of competitors will grow. Many of our competitors and potential competitors have longer operating histories, significantly greater resources, greater brand name recognition and more firmly established supply relationships. We believe that the principal competitive factors in our market include:

         o        brand recognition;

         o        merchandise selection;

         o        price;

         o        convenience;

         o        order delivery performance;

         o        customer service;

         o        site features; and

         o        content.

Although we believe we compare favorably with our competitors, we recognize that this market is relatively new and is evolving rapidly. There can be no assurance that we will be able to compete successfully against competitors and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, prospects, financial condition and results of operations.

WE DO NOT HAVE LONG TERM CONTRACTS WITH OUR VENDORS AND THEREFORE THE AVAILABILITY OF MERCHANDISE IS AT RISK.

         Although we believe we can establish and maintain relationships with brand owners and third party distributors of merchandise who will offer competitive sources of merchandise, there can be no assurance that we will be able to obtain the quantity, selection or brand quality of items that we believe is necessary. We have no agreements controlling the long term availability of merchandise or the continuation of particular pricing practices. Our contracts with suppliers typically do not restrict such suppliers from selling products to other buyers. There can be no assurance that our current suppliers will continue to sell products to us on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and obtain high quality merchandise is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to obtain a sufficient amount and variety of quality merchandise on acceptable commercial terms, our business, prospects, financial condition and results of operation would be materially, adversely affected.

WE ARE NEW TO THE INDUSTRY AND NEED TO ESTABLISH BRAND NAME RECOGNITION.

         We believe that establishing, maintaining and enhancing our brand is a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services, many of which already have well established brands in online services or the retail apparel industry generally, increases the importance of establishing and maintaining brand name recognition. Promotion of Bluefly.com will depend largely on our success in providing a high quality online experience supported by a high level of customer service, which cannot be assured. In addition, to attract and retain online users, and to promote and maintain Bluefly.com in response to competitive pressures, we may find it necessary to increase substantially our advertising and marketing expenditures. If we are unable to provide high quality online services or customer support, or otherwise fail to promote and maintain Bluefly.com, or if we incur excessive expenses in an attempt to promote and maintain Bluefly.com, our business, prospects, financial condition and results of operations would be materially adversely affected.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

         Our future success, and in particular our revenues and operating results, depend upon our ability to successfully execute several key aspects of our business plan. We must continually increase the dollar volume of transactions booked through Bluefly.com, either by generating significantly higher and continuously increasing levels of traffic to Bluefly.com or by increasing the percentage of visitors to our online sites who purchase products, or through some combination thereof. We must also achieve a high level of repeat purchasers. In addition, we must deliver a high level of customer service and compelling content. There can be no assurance that we will be effective in increasing:

         o        the dollar volume of products purchased through Bluefly.com;

         o        traffic to Bluefly.com;

         o        the percentage of visitors who purchase products; or

         o        the number of repeat purchasers.

         The failure to do one or more of the foregoing would likely have a material adverse effect on our business, prospects, financial condition and results of operations.

DUE TO OUR USE OF THE INTERNET AND WEB SERVERS AS PRESENTATION VEHICLES, OUR SUCCESS DEPENDS ON CONTINUED DEVELOPMENT AND MAINTENANCE OF THESE TECHNOLOGIES BY OTHER COMPANIES.

         The Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of technologies that provide access to the Internet and improve the performance of Internet services. To the extent that the Internet and other online services, such as AOL, continue to experience significant growth in their number of users, their frequency of use or an increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will have sufficient bandwidth or other technical features to support the increased demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and Bluefly.com in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected or if the infrastructure for the Internet and other online services does not effectively support growth that may occur, our business prospects, financial condition and results of operations would be materially adversely affected.

THERE CAN BE NO ASSURANCE THAT OUR TECHNOLOGY SYSTEMS WILL BE ABLE TO HANDLE INCREASED TRAFFIC.

         A key element of our strategy is to generate a high volume of traffic on, and use of, Bluefly.com. Accordingly, the satisfactory performance, reliability and availability of Bluefly.com, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers, as well as maintain adequate customer service levels. Our revenues will depend on the number of visitors who shop on Bluefly.com and the volume of orders we can handle. Unavailability of our Web Site or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of our merchandise and could also adversely affect consumer perception of our brand name. We may experience periodic system interruptions from time to time. If there is a substantial increase in the volume of traffic on Bluefly.com or the number of orders placed by customers, we will be required to expand and upgrade further our technology, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of Bluefly.com or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis.

WE OPERATE IN A RAPIDLY CHANGING, HIGHLY COMPETITIVE MARKET AND WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE SUCCESSFULLY.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of Bluefly.com. The online commerce industry is characterized by:

         o        rapid technological change;

         o        evolving user and customer requirements and preferences;

         o        frequent new product, service and technology introductions;
                  and

         o        the emergence of new industry standards and practices.

Each of these characteristics could render the technology we use obsolete. Our future success will depend, in part, on our ability to:

         o        license leading technologies useful in our business;

         o        enhance our Web Site;

         o develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

         o respond to technological advances and emerging industry standards and practices on a cost effective and timely basis.

If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business prospects, financial condition and results of operations would be materially adversely affected.

OUR BUSINESS WILL SUFFER IF ONLINE APPAREL COMMERCE IS NOT WIDELY ACCEPTED.

         Our future revenues and any future profits are dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce and, in particular, online apparel commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. We rely, and will continue to rely, on consumers who have historically used traditional means of commerce to purchase merchandise. Our success depends on consumer acceptance and utilization of the Internet as a place to shop for apparel.

UNEXPECTED CHANGES IN FASHION TRENDS CAN AFFECT OUR BUSINESS.

         Fashion trends can change rapidly, and our business is sensitive to such changes. There can be no assurance that we will accurately anticipate shifts in fashion trends and adjust our merchandise mix to appeal to changing consumer tastes in a timely manner. If we misjudge the market for our products or are unsuccessful in responding to changes in fashion trends or in market demand, we could experience insufficient or excess inventory levels or higher markdowns, either of which would have a material adverse effect on our business, financial condition and results of operations.

WE WILL BE SUBJECT TO CYCLICAL VARIATIONS IN THE APPAREL MARKET.

         The apparel industry historically has been subject to substantial cyclical variations and Internet usage slows down in the summer months. We and other apparel vendors rely on the expenditure of discretionary income for most, if not all, sales. Any downturn, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and, therefore, have a material adverse effect on our business, financial condition and operating results.

WE MAY BE SUBJECT TO HIGHER RETURN RATES

         We recognize that purchases of apparel and fashion accessories over the Internet may be subject to higher return rates than traditional store bought merchandise. We have established a liberal return policy in order to accommodate our customers and overcome any hesitancy they may have with Internet shopping. If return rates are higher than expected, our business, prospects, financial condition and results of operations could be materially adversely affected.

OUR SUCCESS IS LARGELY DEPENDENT UPON OUR EXECUTIVE PERSONNEL.

         We believe our success will depend to a significant extent on the efforts and abilities of our executive personnel. We have entered into employment agreements with each of our executive officers, with expiration dates ranging from July 2002 to November 2003. We maintain a $1,200,000 key person life insurance policy on the life of our Chief Executive Officer. The loss of the services of any of our executive officers could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO ATTRACT NEW KEY PERSONNEL.

         Our operations will also depend to a great extent on our ability to attract new key personnel with Internet experience and retain existing key personnel in the future. The market for personnel with Internet experience is extremely competitive. Our failure to attract additional qualified employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

THERE ARE INHERENT RISKS INVOLVED IN EXPANDING OUR OPERATIONS.

         We may choose to expand our operations by developing new Web Sites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered, expanding our market presence through relationships with third parties, adopting non-Internet based channels for distributing our products, or consummating acquisitions or investments. Expansion of our operations in this manner would require significant additional expenses and development, operations and editorial resources and would strain our management, financial and operational resources. There can be no assurance that we would be able to expand our efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Web Site, including Bluefly.com, that is not favorably received by consumer or trade customers could damage our reputation.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Third parties may infringe or misappropriate our trademarks or other proprietary rights, which could have a material adverse effect on our business, results of operations or financial condition. While we enter into confidentiality agreements with our employees, consultants and strategic partners and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been and we expect to continue to be, subject to claims alleging infringement of the trademarks and other intellectual property rights of third parties. These claims and any resulting litigation, if it occurs, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims. We could also incur substantial costs in asserting our intellectual property or proprietary rights.

WE CANNOT GUARANTEE THE PROTECTION OF OUR INTELLECTUAL PROPERTY.

         Our intellectual property is critical to our success, and we rely on trademark, copyright, and trade secret protection to protect our proprietary rights. We are pursuing registration service marks in the United States and abroad. Effective trademark, copyright and trade secret protection may not be available in every country in which our products will be available. We intend to effect appropriate registrations internationally and domestically as we expand our operations. There can be no assurance that the United States or foreign jurisdictions will afford us any protection for our intellectual property. There also can be no assurance that any of our intellectual property rights will not be challenged, invalidated or circumvented. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

UNAUTHORIZED SECURITY BREACHES TO OUR SERVICE COULD HARM OUR BUSINESS.

         A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, we maintain an extensive confidential database of customer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction and personal data contained in our customer database. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation, business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

OUR BUSINESS COULD BE HARMED BY CONSUMERS' CONCERNS ABOUT THE SECURITY OF TRANSACTIONS OVER THE INTERNET.

         Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Internet and commercial online services, especially as a means of conducting commercial transactions.

WE FACE LEGAL UNCERTAINTIES RELATING TO THE INTERNET IN GENERAL AND TO OUR INDUSTRY IN PARTICULAR AND MAY BECOME SUBJECT TO COSTLY GOVERNMENT REGULATION.

         We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. However, it is possible that laws and regulations may be adopted that would apply to the Internet and other online services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

         The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and online commerce could have a material adverse effect on our business, prospects, financial condition and results of operations. If we were alleged to have violated federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE FACE UNCERTAINTIES RELATING TO SALES AND OTHER TAXES.

         We are not currently required to pay sales or other similar taxes in respect of shipments of goods into states other than Virginia and New York. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as our company which engage in online commerce.

In addition, any new operation in states outside Virginia and New York could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that the sale of merchandise by us is subject to sales or other taxes, could have a material adverse effect on our business, prospects, financial condition and results of operations.

THERE ARE RISKS RELATED TO THIS OFFERING THAT COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS WHO EXERCISE THEIR RIGHTS.

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR OWNERSHIP INTEREST WILL BE DILUTED.

         If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership in us relative to stockholders who exercise their rights.

STANDBY COMMITMENT BY PRINCIPAL STOCKHOLDERS IS CONDITIONAL.

         Quantum Industrial Partners LDC and SFM Domestic Investments LLC, affiliates of Soros Private Equity Partners LLC, who will beneficially own an aggregate of 72.2% of our outstanding common stock upon commencement of this offering, have agreed to act as standby purchasers in this offering. However, this commitment is subject to certain conditions described in the Investment Agreement described under "Recent Developments" starting on page [____], including that there must not have been a material adverse change in our business, properties, liabilities, results of operations, financial condition, assets or prospects. We can not assure you that all of these conditions will be satisfied and that Quantum Industrial Partners LDC and SFM Domestic Investments LLC will complete the agreed upon purchases. If Quantum Industrial Partners LDC and SFM Domestic Investments LLC fail to fund the Standby Commitment for any reason, we will cancel this offering.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE SUBSCRIPTION RIGHTS EXPIRE.

         We cannot assure you that the public trading market price of our common stock will not decline after you exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of this offering, you may not be able to sell the shares of our common stock you purchase in this offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of this offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE.

         Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE IS NOT AN INDICATION OF OUR VALUE.

         The subscription price was set by an independent committee of the Board of Directors after considering a variety of factors, including the desire to encourage full shareholder participation in this offering by setting an exercise price below the current market price of the common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, which is negative, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our present or future value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

QUANTUM INDUSTRIAL PARTNERS LDC AND SFM DOMESTIC INVESTMENTS LLC WILL OWN A MAJORITY OF OUR STOCK.

         Upon commencement of this offering, Quantum Industrial Partners LDC and SFM Domestic Investments LLC will beneficially own in the aggregate Preferred Stock and warrants convertible into 72.2% of common stock without giving effect to the shares purchased pursuant to their Standby Commitment in this offering. The holders of the Series A Preferred Stock and the Series B Preferred Stock to be issued vote on an "as-converted" basis with the holders of the common stock. By virtue of its ownership of the Series A and Series B Preferred Stock, Quantum Industrial Partners LDC and SFM Domestic Investments LLC will have rights to appoint 2 designees to our Board of Directors, each of whom will have 7 votes on any matter voted upon by our Board of Directors. Collectively, these 2 designees will have 14 out of 19 possible votes on each matter voted upon by our Board of Directors. In addition, we will be required to obtain the approval of such designees prior to taking certain actions. The holders of the Preferred Stock have certain pre-emptive rights to participate in future equity financings and certain anti-dilution rights which could result in the issuance of additional securities to such holders. In view of their large percentage of ownership and rights as the holders of Preferred Stock, Quantum Industrial Partners LDC and SFM Domestic Investments LLC, will effectively control our management and policies, such as the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our shareholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of the our assets.

WE HAVE A LARGE AMOUNT OF SHARES ELIGIBLE FOR FUTURE SALE.

         We currently have 4,924,906 shares of common stock outstanding and, upon the completion of this offering, will have between 9,198,410 and 13,471,915 shares of common stock outstanding depending on the number of shares subscribed for in this Offering. All such shares, other than shares which may be held by our "affiliates," will be freely tradeable without restriction or further registration under the Securities Act. At least 12,820,512 shares of common stock are issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock owned by Quantum Industrial Partners LDC and SFM Domestic Investments LLC and other investors, all of which are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"), and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. Quantum Industrial Partners LDC and SFM Domestic Investments LLC and the other holders of Series A Preferred Stock have demand and piggy-back registration rights that require the filing of a registration statement with respect to the shares underlying their options. Such registration statement will permit Quantum Industrial Partners LDC and SFM Domestic Investments

LLC and the other holders of Series A Preferred Stock to sell such shares from time to time notwithstanding the limitations imposed by Rule 144. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders (including shares issuable upon the exercise of such warrants and options) or the availability of such shares for future sale will have on the market price of shares of common stock prevailing from time to time. The prevailing market price of the common stock after this offering could be adversely affected by future sales of substantial amounts of common stock by existing stockholders.

CERTAIN EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON STOCK.

         As of October 31, 2000, there were outstanding options to purchase 4,778,885 shares of common stock issued under our 1997 and 2000 Stock Option Plan, (of which 2,837,018 are subject to shareholder approval), warrants to purchase 375,000 shares issued to Soros, and additional warrants and options to purchase an aggregate of 84,500 shares of common stock. The exercise of our outstanding options and warrants would dilute the then existing shareholders' percentage ownership of our stock, and any sales in the public market of common stock underlying such securities could adversely affect prevailing market prices for the common stock. As of the commencement of this Offering, the 500,000 shares of Series A Preferred Stock outstanding will be convertible into 4,273,504 shares of common stock (plus any shares of common stock issued upon conversion in payment of any unpaid dividends on the Series A Preferred Stock). As of the commencement of this Offering, at least 8,673,720 shares of Series B Preferred Stock will be outstanding (depending on the number of shares of Series B Preferred Stock issued in payment of interest accrued on the subordinated convertible notes), which shares will be convertible into an aggregate into 8,673,720 shares of common stock (plus any shares of common stock issued upon conversion in payment of any unpaid dividends on the Series B Preferred Stock). The Series B Preferred Stock will contain antidilution provisions which, subject to certain exceptions, would reduce the conversion price of the Series B Preferred Stock to the price at which we issue or sell new securities in the future, should those new securities be issued or sold for less than $2.34 per share. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected since the holders of shares of Series A and Series B Preferred Stock can be expected to convert those shares at a time when we would, in all likelihood, be able to issue new securities on terms more favorable than those of the Series A and Series B Preferred Stock. In addition, we have granted certain demand and piggyback registration rights to the holders of Series A and Series B Preferred Stock.

CHANGE OF CONTROL COVENANT AND LIQUIDATION PREFERENCE OF SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK.

         We have agreed in our Investment Agreement with Quantum Industrial Partners LDC and SFM Domestic Investments LLC, that for so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, we will not take any action to approve or otherwise facilitate any merger, consolidation or change of control, unless provisions have been made for the holders of Series A Preferred Stock and Series B Preferred Stock to receive from the acquiror an amount in cash equal to their respective aggregate liquidation preference of the Series A Preferred Stock and Series B Preferred Stock. The Series A liquidation preference is $10,000,000 (plus any accrued and unpaid dividends) and the Series B liquidation preference is at least $20,000,000 (plus any accrued and unpaid dividends) and will be increased by an amount equal to the amount purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC, pursuant to their Standby Commitment.

THE HOLDERS OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY THE RIGHTS OF HOLDERS OF PREFERRED STOCK THAT MAY BE ISSUED IN THE FUTURE.

         Our Restated Certificate of Incorporation and by-laws, as amended and restated, contain certain provisions that may delay, defer or prevent a takeover. Our Board of Directors will have the authority to issue up to 14,000,000 shares of Preferred Stock, and to determine the price, rights, preferences and restrictions, including voting rights, of those shares, without any further vote or action by the shareholders. Accordingly, our Board of Directors is empowered, without approval of the holder of common stock, to issue Preferred Stock, for any reason and at any time, with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as they may deem necessary. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

THERE IS NO ASSURANCE THAT WE WILL REMAIN LISTED ON AN ACTIVE TRADING MARKET.

         Although our common stock is quoted on the NASDAQ SmallCap Market and the Boston Stock Exchange, there can be no assurance that we will, in the future, be able to meet all requirements for continued quotation thereon. In the absence of an active trading market or if our common stock cannot be traded on the NASDAQ SmallCap Market or the Boston Stock Exchange, our common stock could instead be traded on the Electronic Bulletin Board or in the Pink Sheets. In such event, the liquidity and stock price in the secondary market may be adversely affected. In addition, in the event our common stock was delisted, broker-dealers have certain regulatory burdens imposed upon them which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity thereof.

                                  THIS OFFERING

     BEFORE EXERCISING OR SELLING ANY RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER THE "RISK FACTORS" BEGINNING ON PAGE [___].

THE RIGHTS

         As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock as of 5:00 p.m., New York City time, on the record date of [______], 2000, 1.735 transferable subscription rights for every share of common stock owned at that time to purchase additional shares of common stock. Each whole right entitles you to purchase one share of our common stock for the subscription price. On [________], 2000, the last reported sales price for our common stock on the NASDAQ SmallCap Market was $______ per share.

         We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded down to the nearest whole right.

SUBSCRIPTION PRICE.

         The subscription price is $2.34 per share, payable in cash. All payments must be cleared on or before the expiration date.

BASIC AND OVERSUBSCRIPTION PRIVILEGES.

         Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every right exercised.

         Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

         You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

         You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

         In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of this offering. Interest will not be payable on amounts refunded.

         Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to [_______________] and us and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and (4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

         If you complete the portion of the subscription warrant to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

REASON FOR THE RIGHTS OFFERING.

         Our largest shareholders, Quantum Industrial Partners LDC and SFM Domestic Investment LLC, have agreed, subject to certain conditions outlined in the Investment Agreement described under "Recent Developments" on page [____], to make a further investment in us. As part of that investment:

         o their $20,000,000 in loans to us will be converted, at the rate of $2.34 per share, into shares of Series B Preferred Stock, which is convertible into common stock, initially on a one-for- one basis;

         o the conversion price of their existing Class A Preferred Stock will be reduced to $2.34 per share; and

         o through their Standby Commitment, they have committed to purchase up to $10,000,000 of the common stock offered in this offering.

This investment is more fully described under "Recent Developments" on page [____]. After review by our management and an independent committee of the Board of Directors, we determined that it would be appropriate to offer our common shareholders the right to purchase common stock at the same $2.34 per share price. We believe this is not only fair to our common shareholders, but also an excellent way for us to raise additional equity capital.

THE BOARD MAKES NO INVESTMENT RECOMMENDATION TO SHAREHOLDERS.

         Our Board of Directors, based upon the unanimous recommendation of the independent directors, has approved but does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

         If you choose not to exercise your subscription rights in full, your relative ownership interest in us will be diluted. If you exercise rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after this offering. For a summary of some of the risks a new investment would entail, see "Risk Factors" beginning on page [____].

EXPIRATION TIME AND DATE.

         The rights expire on ___________, at 5:00 p.m., New York City time. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date will be null and void.

         In order to exercise rights in a timely manner, you must assure that [______________] actually receives, prior to expiration of the rights, the properly executed and completed subscription warrant, or "Form of Notice of Guaranteed Delivery", together with full payment for all shares you wish to purchase.

NO REVOCATION.

         You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

METHOD OF TRANSFERRING RIGHTS.

         We anticipate that the rights will trade on the NASDAQ SmallCap Market under the symbol [_____] and may be purchased and sold through usual investment channels until the close of business on the last trading day prior to the expiration date.

         You may transfer all of the rights evidenced by a single subscription warrant by endorsing the subscription warrant for transfer in accordance with the accompanying instructions. You may transfer a portion of the rights evidenced by a single subscription warrant, but not fractional rights, by delivering to the subscription agent a subscription warrant properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue to it a new subscription warrant evidencing the transferred rights. In that event, a new subscription warrant evidencing the balance of the rights will be issued to you or, if you so instruct, to an additional transferee, or will be sold by the subscription agent in the manner described below upon your instructions.

         You should take into account that transfers, particularly those requiring the issuance of new subscription warrants, can take several business days. Neither we nor the subscription agent will have any liability if subscription warrants or any other required documents are not received in time for exercise or sale prior to the expiration date.

         You will be issued a new subscription warrant upon the partial exercise or sale of rights only if the subscription agent receives a properly endorsed subscription warrant before 5:00 p.m., New York City time, on the third trading day before the expiration date. Unless you make other arrangements with the subscription agent, a new subscription warrant issued after 5:00 p.m., New York City time, on the fifth business day before the expiration of this offering will be held for pick-up at the subscription agent's hand delivery address. You assume all risk associated with the delivery of newly issued subscription warrants.

         You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights.

EXTENSION, WITHDRAWAL AND AMENDMENT.

         We have the option of extending the period for exercising your rights, although we presently do not intend to do so.

         We also reserve the right to withdraw or terminate this offering at any time for any reason. In the event that such conditions required by the Standby Commitment and outlined in the Investment Agreement described under "Recent Developments" on page [____], are not satisfied and funds required to be purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC under the Standby

Commitment are not made, we will terminate this offering. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by rights holders will be returned. Interest will not be payable on any returned funds.

         We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all shareholders of record as of the record date, (2) extend the expiration date by at least 10 days and (3) offer all subscribers no less than 10 days to revoke any subscription already submitted. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

STANDBY COMMITMENT OF QUANTUM INDUSTRIAL PARTNERS LDC AND SFM DOMESTIC INVESTMENTS LLC TO ACT AS STANDBY PURCHASERS.

         Quantum Industrial Partners LDC, which we refer to as QIP, is a Cayman Islands limited duration company. The sole general partner of QIP is QIH Management Investor L.P., a Delaware limited partnership, which we refer to as QIHMI and that is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management, Inc., a Delaware corporation. Mr. George Soros, the sole shareholder of QIH Management, Inc. has entered into an agreement with Soros Fund Management LLC, a Delaware limited liability company that we refer to SFM LLC, pursuant to which Mr. Soros has agreed to use his best efforts to cause QIH Management, Inc. to act at the direction of SFM LLC. Mr. Soros, as Chairman of SFM LLC, may be deemed to have sole voting power and sole investment power with respect to shares of our stock owned by QIP. Accordingly, each of QIHMI, QIH Management, Inc., SFM LLC and Mr. Soros may be deemed to be the beneficial owners of shares of our stock owned by QIP.

         Quantum Industrial Partners LDC and SFM Domestic Investments LLC, affiliates of Soros Private Equity Partners LLC, who will beneficially own an aggregate of 72.2% of our outstanding common stock upon commencement of this offering, have agreed to act as standby purchasers in this offering subject to certain conditions under the Investment Agreement described under "Recent Developments" on page [__]. Quantum Industrial Partners LDC will purchase up to 4,138,034 shares of common stock and SFM Domestic Investments LLC will purchase up to 135,470 shares of common stock at $2.34 per share. The amount total dollar amount of shares of common stock to be purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC at $2.34 per share will be equal to the difference between $20,000,000 and the amount purchased by our shareholders pursuant to this offering but in no event will Quantum Industrial Partners LDC and SFM Domestic Investments LLC purchase more than $10,000,000 in the aggregate. Quantum Industrial Partners LDC will purchase 96.83% of such amount and SFM Domestic Investments LLC will purchase 3.17% of such amount.

MAILING OF WARRANTS AND RECORD HOLDERS.

         We are sending a subscription warrant to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription warrant and timely deliver it with full payment for the shares to be purchased. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company, as of the record date.

         A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription warrants to represent shares held as of the record date by their beneficial owners, upon proper showing to American Stock Transfer & Trust Company.

         If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

FOREIGN AND UNKNOWN ADDRESSES.

         We are not mailing subscription warrants to shareholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription warrants will be held by [_______] for those shareholders. To exercise their rights, these shareholders must notify [___________] prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES.

         We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

         We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this offering in order to carry out this offering in such state or jurisdiction.

PROCEDURES TO EXERCISE RIGHTS.

         Please do not send subscription warrants or related forms to us. Please send the properly completed and executed form of subscription warrant with full payment to the subscription agent for this offering, [______________].

         You should read carefully the subscription warrant and related instructions and forms which accompany this prospectus. You should call D.F. King & Co., Inc., the information agent for this offering, at the address and telephone number listed below under the caption "This offering - Questions and Assistance Concerning the Rights" promptly with any questions you may have.

         You may exercise your rights by delivering to [______________], at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

         o Properly completed and executed subscription warrant(s) which evidence your rights. See "The Offering - Delivery of Subscription Warrant" below for instructions on where to send these.

         o Payment in full of the subscription price for each newly issued share of our common stock you wish to purchase under the basic subscription privilege and the oversubscription privilege. See "This offering - Required Forms of Payment of Subscription Price" below for payment instructions.

REQUIRED FORMS OF PAYMENT OF SUBSCRIPTION PRICE.

         The subscription price is $2.34 per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date.

         If you exercise any rights, you must deliver to [__________] full payment in the form of:

         o a personal check, certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to [____________], subscription agent, or

         o a wire transfer of immediately available funds to the account maintained by the [_____________] for this offering. If you desire to make payment by wire transfer, you must contact [_____________] to receive a Wire Authorization Form.

         In order for you to timely exercise your rights, [___________], must actually receive the subscription price before the expiration date.

         Funds paid by uncertified personal check may take at least 5 business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

DELIVERY OF SUBSCRIPTION WARRANT.

         All subscription warrants, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to [____________] as follows:

      By Hand:           By First Class Mail:      By Overnight Courier:
[_________________]      [__________________]       [________________]


         Eligible institutions may deliver "Notice of Guaranteed Delivery" forms by facsimile transmission. [____________]'s facsimile number is [____________]. You should confirm receipt of all facsimiles by calling [__________].

SPECIAL PROCEDURE UNDER "NOTICE OF GUARANTEED DELIVERY" FORM.

         If you wish to exercise rights but cannot ensure that [____________] will actually receive the executed subscription warrant before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

         o Full payment must be received by [____________] prior to the expiration date for all of the newly-issued shares of our common stock you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

         o A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription warrant and accompanied by a Medallion Guaranty must be received by [____________] at or prior to the expiration date.

         o The "Notice of Guaranteed Delivery" form must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of the National Association of Securities Dealers, Inc., (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) other eligible guarantor institution qualified under a guarantee program acceptable to [_____________]. The co-signing institution must provide a Medallion Guaranty on the "Notice of Guaranteed Delivery" guaranteeing that the subscription warrant will be delivered to [__________] within 3 business days after the date of the form. Your "Notice of Guaranteed Delivery" form must also provide other relevant details concerning the intended exercise of your rights.

         o The properly completed subscription warrant(s) with any required signature guarantee must be received by [_______________] within 3 business days following the date of the related Notice of Guaranteed Delivery.

         o If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

         A Notice of Guaranteed Delivery may be delivered to [___________] in the same manner as subscription warrants at the addresses set forth above under the caption "This offering - Delivery of Subscription Warrant" or by telegram or facsimile transmission.

         [_____________] 's facsimile number is [__________]. You should confirm facsimile deliveries by calling [_____________].

         Additional copies of the form of Notice of Guaranteed Delivery are available upon request from [______________], whose address and telephone number are set forth below under the caption "Questions and Assistance Concerning the Rights."

INCOMPLETE FORMS; INSUFFICIENT PAYMENT.

         If you do not indicate on your subscription warrant the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds. We will return any payment not applied to the purchase of shares under this offering as soon as practicable by mail. Interest will not be payable on amounts refunded.

PROHIBITION ON FRACTIONAL SHARES.

         Each right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

INSTRUCTIONS TO NOMINEE HOLDERS.

         If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

         To the extent so instructed, nominee holders should complete appropriate subscription warrants on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification," and submit them on a timely basis to [____________] with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION WARRANT FORMS AND PAYMENTS.

         Each holder of rights bears all risk of the method of delivery to [__________] of subscription warrants and payments of the subscription price.

         If subscription warrants and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to [_____________] and clearance of payment prior to the expiration date.

         Because uncertified personal checks may take at least 5 business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED.

         We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

         Subscription warrants will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor [_______________] have any duty to give notification of any defect or irregularity in connection with the submission of subscription warrants or any other required document. Neither we nor [_____________] will incur any liability for failure to give such notification.

         We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

ISSUANCE OF STOCK CERTIFICATES.

         Stock certificates for shares purchased in this offering will be issued as soon as practicable after the expiration date. [_____________] will deliver subscription payments to us only after consummation of this offering and the issuance of stock certificates to our shareholders that exercised rights. Unless you instruct otherwise in your subscription warrant form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

QUESTIONS AND ASSISTANCE CONCERNING THE RIGHTS.

         You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

                           D.F. King & Co., Inc.
                           77 Water Street
                           New York, New York 10005


                           CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         We have summarized below material United States income tax consequences of this offering to the holders of our common stock upon the distribution of the subscription rights, which for the purposes of this tax discussion includes oversubscription rights, and to the holders of the subscription rights upon their exercise. The summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. The tax consequences of this offering under state, local and foreign law are not discussed. The consequences of this offering with respect to any taxes other than income taxes are not discussed. Moreover, special considerations not described in this summary may apply to certain taxpayers or certain types of taxpayers, such as financial institutions, broker-dealers, nominee holders of our stock, life insurance companies, tax- exempt organizations and foreign taxpayers. The discussion is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of the rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

         WE URGE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME OR OTHER TAX CONSEQUENCES TO THEM OF THE OFFERING, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN LAW AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

ISSUANCE OF RIGHTS

You will not recognize taxable income for federal income tax purposes upon distribution of the rights.

STOCKHOLDER BASIS AND HOLDING PERIOD OF THE RIGHTS

         Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value, on the date of issuance of the rights, of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise or transfer of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date the rights are issued. Your holding period with respect to the subscription rights received as a distribution on your common stock will include your holding period for the common stock with respect to which the rights were distributed. In the case of a purchaser of subscription rights, who we will call a "Purchaser," the tax basis of the purchased rights will be equal to the purchase price paid for the rights, and the holding period for the rights will commence on the day following the date of the purchase.

TRANSFER OF THE RIGHTS.

         If you or a Purchaser sell the subscription rights received in this offering prior to exercise, you or the Purchaser will recognize gain or loss equal to the difference between the sale proceeds and the basis, if any, in the rights sold. The gain or loss will be capital gain or loss if gain or loss from a sale of the common stock held by the seller would be characterized as capital gain or loss at the time of the sale. Any gain or loss recognized on a sale of rights by a Purchaser will be capital gain or loss if the common stock would be a capital asset in the hands of the Purchaser.

LAPSE OF THE RIGHTS.

         If you allow subscription rights received to lapse, no gain or loss will be recognized and no adjustment will be made to the basis of the common stock, if any, owned by the holder of the lapsed rights. Purchasers of the subscription rights will recognize a loss equal to their tax basis in the rights, if the rights expire unexercised. Any loss recognized on the expiration of the rights acquired by a Purchaser will be a capital loss if the common stock would be a capital asset in the hands of the Purchaser.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF THE COMMON STOCK.

         Neither you nor a Purchaser will recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price paid for the shares acquired through exercise of the rights and the holder's basis in the rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

SALE OF SHARES.

         The sale of shares acquired through the exercise of the rights will result in the recognition of gain or loss to the seller in an amount equal to the difference between the amount realized and the seller's basis in the shares. If the seller holds the shares as a capital asset, gain or loss on the sale of the shares will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year.

                               RECENT DEVELOPMENTS

         In order to provide for our immediate working capital needs and to reorganize our capital structure to better position us to compete in the marketplace, on November 13, 2000 we entered into an agreement, which we refer to as the Investment Agreement, with Quantum Industrial Partners LDC and SFM Domestic Investments LLC, affiliates of Soros Private Equity Partners LLC (collectively referred to as Soros). The Investment Agreement provides for Soros, on the terms and subject to the conditions set forth in the Investment Agreement, to convert $20,000,000 of our indebtedness into an equity interest in us and to make an additional equity investment in us of up to $10,000,000. The conversion of indebtedness and additional investment are referred to as the Soros Investment. As contemplated by the Investment Agreement, the additional $10,000,000 equity investment would be accomplished through the Standby Commitment.

         The Investment Agreement was unanimously approved by our Board of Directors on October 30, 2000. It was not necessary for us to obtain the approval of our shareholders in order to enter into the Investment Agreement and our shareholders are not being asked to ratify the Investment Agreement. However, the consummation of the Soros Investment as contemplated by the Investment Agreement will require us to change the terms of the Series A Preferred Stock, which, under New York State law, requires the approval of our shareholders. In addition, we have agreed with Soros that we should take this opportunity to reincorporate in Delaware (which we refer to as the Reincorporation), an action that also requires shareholder approval. Additionally, the issuance of shares of Series B Preferred Stock to Soros upon conversion of our outstanding debt to Soros and the purchase by Soros of common stock, if any, pursuant to the Standby Commitment in this offering is being submitted to the approval of our shareholders in order to comply with the listing requirements of the NASDAQ SmallCap Market. The meeting of shareholders is scheduled to be held on [January 15], 2001. The principal terms and conditions of the Investment Agreement are summarized below.

         The Investment Agreement provides for the Soros Investment to be consummated at three closings, the first of which occurred simultaneously with the signing of the Investment Agreement on November 13, 2000. At the first closing, Soros purchased subordinated convertible promissory notes, referred to as the

New Notes, in the aggregate principal amount of $5,000,000 from us, for cash, and exchanged our senior convertible promissory notes in the aggregate principal amount of $15,000,000, which had been issued to Soros pursuant to the Note and Warrant Purchase Agreement, dated as of March 28, 2000, by and between Soros and us, for subordinated convertible promissory notes (referred to as Amended Notes, and together with the New Notes, as the Notes) of equal principal amount. The Notes are convertible into shares of Series B Preferred Stock at the rate of $2.34 per share. The Amended Notes continue to bear interest at the rate 8% per annum and the New Notes bear interest at the rate of 11% per annum, in each case, subject to adjustment. The Notes mature on May 1, 2001 (the Maturity
Date). We are not entitled to prepay the principal amount of or any interest accrued on the Notes before the Maturity Date. However, upon the occurrence of certain Events of Default (as defined in the Notes), the principal amount of and all interest accrued on the Notes shall accelerate and become immediately due and payable. Also, upon the occurrence of certain other Events of Default or certain transactions which would constitute a change of control for us, Soros may require us to immediately prepay the principal amount of and all interest accrued on the Notes. Any payment of the principal amount of and all interest accrued on the Notes, whether at maturity or otherwise, must be made in cash. Soros has agreed that the Notes shall be subordinated to up to $15,000,000 in secured inventory financing, should we obtain such financing. There can be no assurance that we will obtain such financing.

         Unless the Notes have earlier matured or accelerated or have been prepaid, the principal amount of and all interest accrued on the Notes will automatically be converted at the second closing under the Investment Agreement into shares of Series B Preferred Stock at the rate of $2.34 per share, subject to adjustment. The second closing is scheduled to occur as soon as reasonably practicable after the satisfaction of certain conditions, including the approval by our shareholders of the Reincorporation and of the Soros Issuance, regulatory approvals, the absence of litigation which is reasonably likely to have a material adverse effect on us and the absence of a material adverse change in our business, financial condition or prospects.

         Pursuant to the Investment Agreement, upon the effectiveness of the Reincorporation, the terms of the Series A Preferred Stock will be amended to reduce the conversion price to $2.34 a share and delete the provision which provides for adjustment to the conversion price if we issue shares of common stock at a price below the then effective conversion price. In addition, the terms of the Series A Preferred Stock will be amended to give the director nominated by the holders of Series A Preferred Stock seven votes on matters that come before the Board of Directors. The director nominated by the holders of Series B Stock will also be entitled to seven votes on matters that come before the Board of Directors.

         The Investment Agreement provides that, as soon as practicable following the effective date of the registration statement of which this prospectus is a part, we shall distribute the rights offered hereby to all holders of our common stock on the record date set forth herein. At the third closing under the Investment Agreement, which shall occur as soon as practicable after the expiration of this offering, Soros shall purchase a portion of those shares of common stock which are not purchased by our shareholders pursuant to this offering. The total dollar amount of shares of common stock to be purchased by Quantum Industrial Partners LDC and SFM Domestic Investments LLC at $2.34 per share will be equal to the difference between $20,000,000 and the amount purchased by our shareholders pursuant to this offering, but in no event will Quantum Industrial Partners LDC and SFM Domestic Investments LLC purchase more than $10,000,000 in the aggregate.

         The Investment Agreement may be terminated at our election, under certain circumstances, including if there has been a material breach of the agreement by Soros or if the third closing does not occur by August 1, 2001, other than as a result of a breach by us. The Investment Agreement may be terminated at the election of Soros, under certain circumstances, including if there has been a material breach of the agreement by us or if the third closing does not occur by May 1, 2001, other than as a result of a breach by Soros.

                                 USE OF PROCEEDS

         We estimate that the net proceeds of this offering will be approximately $19,450,000. We will use these proceeds for working capital and other general corporate purposes.

                       DETERMINATION OF SUBSCRIPTION PRICE

         Our Board of Directors determined to set a $2.34 per share subscription price based upon the price which had been negotiated by Quantum Industrial Partners LDC and SFM Domestic Investments LLC, with a special committee consisting of independent members of our Board of Directors and its independent advisors, including Credit Suisse First Boston, who acted as its financial advisor. Such negotiations were conducted on an arms length basis. The special committee took into account a number of factors including:

         o        the historic and current market price of our common stock;

         o the difficult market conditions prevailing for the raising of equity capital;

         o        our business prospects;

         o        our operating history;

         o        general conditions in the securities market;

         o        our need for capital;

         o        alternatives available to us for raising capital;

         o        the amount of proceeds desired;

         o        the liquidity of our common stock;

         o        the level of risk to our investors;

         o the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock;

         o and the desire to maintain the listing of the common stock on the NASDAQ SmallCap Market.

The $2.34 per share price should not be considered an indication of the actual value of our common stock. We cannot assure you that you will be able to sell shares of purchased during this offering at a price equal to or greater than $2.34 per share. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is traded in the NASDAQ SmallCap Market System under the symbol "BFLY" and on the Boston Stock Exchange under the symbol "BFL". On [________], 2000, there were registered holders of the common stock and the price of our common stock on NASDAQ was $________. The following table sets forth the high and low sales prices of our common stock on NASDAQ for each quarterly period within our three most recent fiscal years.

Fiscal 1998                                  HIGH                  Low
-----------                                  ----
First Quarter                               $ 2.13                $1.94
Second Quarter                              $ 6.59                $1.50
Third Quarter                               $ 4.67                $1.94
Fourth Quarter                              $24.19                $2.00


Fiscal 1999                                  HIGH                  Low
-----------                                  ----
First Quarter                               $17.88                $8.69
Second Quarter                              $12.88                $7.50
Third Quarter                               $14.00                $8.00
Fourth Quarter                              $16.69                $8.50


Fiscal 2000                                  HIGH                  Low
-----------                                  ----
First Quarter                               $15.98                $7.50
Second Quarter                              $ 9.50                $1.78
Third Quarter                               $ 4.75                $1.84


         We have never declared or paid cash dividends to the holders of our common stock. We intend to retain earnings for use in the operation of our business.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2000, on the following bases: (i) on an actual basis; (ii) on a pro forma basis giving effect to the items described in footnotes 1 and 2 below, and (iii) on a pro forma as adjusted basis to reflect the estimated net proceeds from this offering on a fully and partially subscribed basis. You should read this table in conjunction with our financial statements that are incorporated by reference into this prospectus, as well as the "Recent Developments section on page [ ].

                                                                                  September 30, 2000
                                                                                  ------------------
                                                                          (In Thousands - except share data)
                                                                                                           Pro Forma      Pro Forma
                                                                                                          As Adjusted    As Adjusted

                                                      Actual           Pro Forma         Pro Forma           Fully        Partially
                                                   (Unaudited)        Step One(1)       Step Two (2)     Subscribed(3) Subscribed(4)
                                                   -----------

Notes Payable, net - Amended Notes                   $11,679            $14,679                  -               -              -

New Notes                                                  -              5,000                  -               -              -


                                                                                September 30, 2000
                                                                                ------------------
                                                                        (In Thousands - except share data)

                                                                                                      Pro Forma        Pro Forma
                                                      Actual         Pro Forma       Pro Forma       As Adjusted      As Adjusted
                                                   -----------      -----------     ------------    -------------    -------------
                                                   (Unaudited)      Step One(1)     Step Two (2)        Fully          Partially
                                                                                                    Subscribed(3)    Subscribed(4)
Redeemable Preferred Stock - Series A                   10,886          10,886               --             --               --
$.01 par value, 2,000,000 shares authorized
  and 500,000 shares issued and outstanding

Shareholders' (deficit) equity:

Convertible Preferred Stock Series A,                        -               -                5              5                5
  $.01 par value, 2,000,000 shares authorized
   and 500,000 shares issued and outstanding

Convertible Preferred Stock Series B, $.01                   -              --               86             86               86
  par value, 0, 0, 9,000,000 and 9,000,000
  shares authorized actual, pro forma-step
  one, pro forma-step two and pro forma
  as adjusted  respectively;  0, 0, 8,547,009,
  and 8,547,009 shares issued and outstand-
  ing actual, pro forma-step one, pro forma-
  step two and pro forma as adjusted,
  respectively(6);

Common Stock - $.01 par value, 15,000,000,                  49              49               49            134               92
  15,000,000, 40,000,000 and 40,000,000
  shares authorized actual, pro forma step-one,
  pro forma-step two, and pro forma as
  adjusted respectively; 4,924,906,
  4,924,906, 13,471,915 and 9,198.410 shares
  issued and outstanding actual, pro forma
  and pro forma as adjusted, fully subscribed
  and partially subscribed, respectively;(5)

Additional Paid In Capital(2)                           17,387          17,387           56,853         76,169           66,211
Accumulated Deficit(2)                                 (32,980)        (32,980)         (41,972)       (41,972)         (41,972)
                                                       --------        --------         --------       --------         --------

         Total Shareholders' (Deficit) Equity          (15,544)        (15,544)          15,021         34,422           24,422
                                                       --------        --------         --------       --------         --------

         Total Capitalization                          $ 7,021        $ 15,021          $15,021        $34,422          $24,422
                                                       --------        --------         --------       --------         --------

         (1) The pro forma "Step One" adjustment gives effect to the final drawdown of the $3,000,000 in October 2000 of credit available under the Soros Commitment, to present the full amount of the Amended Notes of $15,000,000 net of unamortized discount. This Pro forma adjustment also reflects our borrowing of $5,000,000 under the New Note.

         (2) The pro forma "Step Two" adjustment reflects the conversion of Notes after shareholder approval into Series B Preferred Stock at a price of $2.34 per share, after giving effect to the remaining unamortized discount of $321,000. In connection with the conversion of the Amended Notes into Series B Preferred Stock we recorded a beneficial conversion feature of approximately $5,900,000. This amount is charged to additional paid in capital and offset against accumulated deficit in accordance with EITF 98-5. As a result of certain changes made in connection with the transaction, it also reflects the reclassification of the Series A Preferred Stock from redeemable Preferred Stock into permanent equity, at a new conversion price of $2.34.

                  In connection with the conversion of the Series A Preferred Stock into permanent equity and the reduction of the conversion price from $10.50 to $2.34 we recorded a charge of approximately $7,771,000 to additional paid in capital. The corresponding charge to accumulated deficit was broken out as follows: $5,000,000 was classified as debt discount on the New Note, $2,149,000 was classified as interest expense and $622,000 was assigned to dividends.


         (3) Pro forma As Adjusted "Fully Subscribed" gives effect to the net proceeds of the sale of the entire 8,547,009 shares of common stock resulting in estimated net proceeds of $19,450,000.

         (4) Pro forma As Adjusted "Partially Subscribed" assumes that no rights are subscribed in this offering and that 4,273,504 shares of common stock are sold pursuant to the Standby Commitment resulting in net proceeds of $9,450,000 to the Company.

         (5) The number of shares of common stock outstanding as of September 30, 2000 excludes: 2,279,481 shares of common stock reserved for issuance under our stock option plans; 375,000 shares of common stock reserved for issuance in connection with warrants issued to Soros; 50,000 shares of common stock reserved for issuance in connection with warrants issued to a supplier; and 23,000 shares of common stock reserved for issuance in connection with warrants and options issued in connection with our initial public offering.

         (6) Excludes shares reserved for issuance in connection with accrued interest.

                              PLAN OF DISTRIBUTION

         We are offering shares of our common stock directly to you pursuant to this offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

         We will pay the fees and expenses of [____________], as subscription agent, and D.F. King & Co., Inc., as information agent, and also have agreed to indemnify the subscription agent and the information agent from any liability they may incur in connection with this offering.

         On or about _____________, we will distribute the rights and copies of this prospectus to the holder of record of our common stock on _________. If you wish to exercise your rights and subscribe for newly-issued shares of our common stock, you should follow the procedures described under "This offering - Procedures to Exercise Rights." The subscription rights are transferable.

         Shares of our common stock received through the exercise of subscription rights will be traded on the NASDAQ SmallCap Market under the symbol "BFLY" and on the Boston Stock Exchange under the symbol "BFL" as our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby has been passed upon for us by Swidler Berlin Shereff Friedman, LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements as of December 31, 1999 and for the year then ended incorporated in this Prospectus by reference to the Current Report on Form 8-K dated November 20, 2000 of Bluefly, Inc., have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to increases in the levels of operating expenses and operating cash outflows beyond those previously contemplated in anticipation of receipt of additional financing and an explanatory paragraph relating to the revision of Bluefly, Inc.'s financial statements for the redeemable preferred stock) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements as of December 31, 1998 and for the two years then ended incorporated in this Prospectus by reference to the Current Report on Form 8-K dated November 20, 2000 of Bluefly, Inc., have been so incorporated in reliance on the report of M.R. Weiser & Co. LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                               Rights to Subscribe

                                       to

                                8,547,009 Shares

                        ---------------------------------

                                 [Logo BLUEFLY]

                                  Common Stock

                       ----------------------------------

                                   PROSPECTUS

                        ---------------------------------


                             [______________], 2000

















                          Preliminary Prospectus, dated
                               November [__], 2000

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee........    $     5,280
Subscription Agent Fee.....................................    [__________]
Information Agent Fee......................................    [__________]
Printing and Engraving Costs...............................    [__________]
Legal Fees and Expenses....................................    [__________]
Accounting Fees and Expenses...............................    [__________]
Miscellaneous..............................................    [__________]

                                                              --------------
         Total ............................................    $[_________]


         All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by Bluefly, Inc.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The indemnification of officers and directors of the Registrant following the reincorporation described in the Prospectus will be governed by
Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Restated Certificate of Incorporation (the "Charter") and By-Laws (the "By-laws") of the Registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

         The Charter provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of such person's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits.

         The Charter and By-laws also provide that, to the extent not prohibited by law, the Registrant shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant, or, at the request of the Registrant, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, against any judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Additionally, the Charter and By-laws provide that the Registrant shall reimburse or advance to any director or officer entitled to indemnification the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding and that such any such advancement shall, if required by the DGCL, by paid by the Registrant only upon receipt by the Registrant of an undertaking, by or on behalf of such director or officer to repay any amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

         The Charter and By-laws authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of any other entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under applicable provisions of the Restated Certificate of Incorporation, the by-laws of the Registrant or under Section 145 of the DGCL or any other provision of law.

ITEM 16.   EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

     Exhibit                   Description
     -------                   -----------
        5.1 Opinion of Swidler Berlin Shereff Friedman, LLP (to be filed by Amendment)

       23.1          Consent of PricewaterhouseCoopers LLP

       23.2          Consent of M.R. Weiser & Co. LLP

       23.3 Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.1)

       99.1          Form of Subscription Certificate

       99.2          Instructions to Stockholders

       99.3          Notice of Guaranteed Delivery

       99.4          Form of Letter to Shareholders

       99.5          Form of Letter to Brokers


ITEM 17.   UNDERTAKINGS

       (b)    The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


         Provided, however, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Bluefly, Inc. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, State of New York, on this 20 day of November, 2000.

                                          BLUEFLY, INC.

                                          By:    /s/ E. Kenneth Seiff
                                             ----------------------------------
                                                 Name:  E. Kenneth Seiff
                                                 Title: President, Chief
                                                        Executive Officer and
                                                        Director

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints E. Kenneth Seiff and Patrick C. Barry and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                 Signature                                           Title                                      Date
                 ---------                                           -----                                      ----
 /s/ E. Kenneth Seiff                                                                                    November 20, 2000
----------------------------------------------
E. Kenneth Seiff                                 President, Chief Executive Officer and
                                                 Director (Principal Executive Officer)

/s/ Patrick C. Barry                             Chief Financial Officer and Chief                       November 20, 2000
----------------------------------------------   Operating Officer (Principal Financial
Patrick C. Barry                                 and Accounting Officer)

 /s/ Red Burns                                                                                           November 20, 2000
----------------------------------------------   Director
Red Burns

 /s/ Martin Miller                                                                                       November 20, 2000
----------------------------------------------   Director
Martin Miller

/s/ Robert G. Stevens                            Director                                                November 20, 2000
----------------------------------------------
Robert G. Stevens

/s/ Neal Moszkowski                              Director                                                November 20, 2000
----------------------------------------------
Neal Moszkowski

/s/ Mark H. Goldstein                            Director                                                November 20, 2000
----------------------------------------------
Mark H. Goldstein

/s/ Ellin J. Saltzman                                                                                    November 20, 2000
----------------------------------------------   Director
Ellin J. Saltzman
